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                                                                      EXHIBIT 99

Editorial Contacts:

Emily Fox, HP
650.236.5234
emily_fox@hp.com

Steve Beitler, Agilent
650.857.2387
steve_beitler@agilent.com

                        HP Completes Separation of Agilent Technologies

PALO ALTO, Calif., June 2, 2000 -- Hewlett-Packard Company (NYSE: HWP) announced that, after close of market today, it will distribute 0.3814 of a share of Agilent Technologies, Inc. (NYSE: A) common stock as a dividend on each share of HP common stock outstanding on May 2, 2000, the record date for the distribution.

On March 2, 1999, HP's board of directors announced its decision to create two new companies from the existing HP organization. Agilent Technologies launched its initial public offering of approximately 15.9 percent of its common stock on Nov. 18, 1999, with HP retaining 84.1 percent of Agilent's common stock.

As a result of the distribution of shares of Agilent Technologies common stock, Agilent Technologies is now a fully independent company.

Holders of HP common stock will receive cash instead of any fractional shares of Agilent Technologies common stock that would otherwise be distributed to them in the distribution. HP received a private-letter ruling from the Internal Revenue Service stating that the distribution of whole shares of Agilent Technologies common stock will be tax-free to HP and its stockholders for U.S. federal income tax purposes.

HP has mailed an information statement relating to the distribution to holders of HP common stock, which includes details on the distribution, along with information about Agilent. This information statement also is available at http://www.hp.com/financials. Stockholders who have questions about the Agilent Technologies spin-off also may call HP's Information Agent, Corporate Investor Communications, at (800) 553-4656. Information about Agilent is available at www.agilent.com or by calling 877-942-4200.


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About Agilent Technologies

Agilent Technologies, Inc. (NYSE: A) is a diversified technology company, resulting from Hewlett-Packard Company's plan to strategically realign itself into two fully independent companies. With approximately 43,000 employees serving customers in more than 120 countries, Agilent Technologies is a global leader in designing and manufacturing test, measurement and monitoring instruments, systems and solutions, and semiconductor and optical components. The company serves markets that include communications, electronics, life sciences and healthcare. In fiscal year 1999, the businesses comprising Agilent, then a subsidiary of HP, had net revenue of more than $8.3 billion.

Information about Agilent Technologies can be found on the Web at www.agilent.com.

About HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an Internet infrastructure that's always on.

HP has 86,000 employees worldwide and had total revenue from continuing operations of $42.4 billion in its 1999 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.